Exhibit 10.12

SUNESIS PHARMACEUTICALS INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into and effective as of August 8, 2005 (the “Effective Date”), between Sunesis Pharmaceuticals Inc., a Delaware Corporation (“Sunesis”) and James A. Wells, Ph.D. (“Consultant”).

The parties agree as follows:

1.                             Services.  Consultant agrees to (i) act as a member of Sunesis’ Scientific Advisory Board (“SAB”), including attending and participating in each SAB Meeting and acting as its chairman (hereinafter “SAB Responsibilities”); and (ii) provide consulting services as is mutually agreed by the parties and further described in the attached Exhibit A (hereinafter “Consulting Responsibilities”) (collectively, the “Services”).

2.                             Compensation.  As consideration for Consultant’s performance of Services, Sunesis shall pay Consultant as set forth below.

a)              For SAB Responsibilities: Consultant shall receive $1,500 per day for participation at each SAB Meeting.

b)             For Consulting Responsibilities:  Consultant shall be paid $5000 for two (2) days of consulting per month (approx. ½ day per week per month).  Additional consulting days will be paid at a rate of $3,000 per day.  Sunesis will make payments for services performed under this paragraph 2b on a monthly basis based on receipt of Consultant’s invoice.

In addition to the above, any granted Sunesis Incentive Stock Options (ISOs) held by Consultant will be converted to Non-Qualified Stock Options (NQSOs), and all unvested stock options will continue to vest during the next twelve (12) months commencing on the 1st day of each month after the Effective Date.  At the end of such 12 month period vesting will end.

3.                             Expenses.  Sunesis shall reimburse Consultant for reasonable travel and related expenses incurred in the course of performing the Services hereunder.  Sunesis shall make payments for such expenses within thirty (30) days after receipt of Consultant’s invoice therefor.

4.                             Confidentiality.  Consultant shall maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services hereunder any Confidential Information of Sunesis, unless otherwise approved in writing by Sunesis.  As used in this Agreement “Confidential Information” shall mean any information or other subject matter disclosed to Consultant by Sunesis in connection with Consultant’s performance of the Services.  Notwithstanding the foregoing, Confidential Information shall not include

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information that: (i) was publicly known and generally available in the public domain prior to the time of disclosure to Consultant, (ii) becomes publicly known and generally available after disclosure to Consultant through no action or inaction of Consultant; or (iii) is in the possession of Consultant, without confidentiality restrictions, prior to the time of disclosure to Consultant as shown by Consultant’s files and records immediately prior to the time of disclosure.

5.                             Ownership of Materials.  All Confidential information, including without limitation, tangible materials received from Sunesis shall remain the property of Sunesis, and Consultant shall deliver all such Confidential Information to Sunesis upon expiration or termination of this Agreement, or earlier if so requested by Sunesis.

6.                             Assignment of Discoveries.  Consultant will promptly disclose and assign to Sunesis Consultant’s entire right, title and interest in all Discoveries.  “Discoveries” as used in this Agreement shall mean all technical or business innovations, whether or not patentable or copyrightable, which are made by Consultant in the course of performing the Services, and/or at the request of Sunesis, or are based upon or incorporate any Confidential Information of Sunesis.

7.                             Duty to Assist.  As requested by Sunesis, Consultant shall take all steps reasonably necessary to assist Sunesis in obtaining and enforcing in its own name any patent, copyright or other protection, which Sunesis elects to obtain or enforce for the Discoveries.  Consultant’s obligation to assist Sunesis in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Consultant’s relationship with Sunesis, but Sunesis shall compensate Consultant at a reasonable rate after the termination of such relationship for time actually spent at Sunesis’ request providing such assistance.

8.                             No Conflict.  Consultant represents that Consultant’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Consultant may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Consultant agrees that Consultant will not do anything in the performance of Services hereunder that would violate any such duty.  In addition, Consultant agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing, discovering or commercializing technology or products that are competitive with Sunesis, Consultant shall first notify Sunesis in writing.  It is understood that in such event, Sunesis will review whether Consultant’s activities are consistent with remaining a member of Sunesis’ SAB.

9.                             Legal Relationship.   Consultant shall not be an employee of Sunesis or any of its affiliates, or entitled to participate in any employee benefit plan of Sunesis or receive any benefit available to employees of Sunesis, including insurance, worker’s compensation, retirement and vacation benefits.  Consultant shall not have any authority to, and shall not, make any representation or promise or enter into any agreement on behalf of Sunesis.

10.                       Term and Termination.  The initial term of this Agreement shall be for a period of one (1) year from the Effective Date.  Thereafter and subject to Sunesis’ re-evaluation of the terms and conditions, this Agreement shall automatically renew for subsequent one (1) year periods unless otherwise terminated by either party upon prior written notice.  Either party upon thirty (30) days prior notice may terminate this Agreement.  The provisions of Sections 4, 5, 6, 7, and 11 shall survive expiration or termination of this Agreement for any reason.

11.                       Miscellaneous.  This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of laws provisions.  This Agreement and the agreements referred to herein, including the Indemnification Agreement dated January 12, 2005 between the parties, is the only and entire agreements between the parties and supersede all prior agreement and representations.  This Agreement may be amended or modified only by a writing signed by both parties. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed as original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Sunesis Pharmaceuticals, Inc.

Consultant

341 Oyster Point Boulevard		1341 Columbus Avenue
South San Francisco, California 94080		Burlingame, California 94010

By:	/s/ Daniel N. Swisher, Jr.	By:	/s/ James A. Wells, Ph.D.
	Daniel N. Swisher, Jr.		James A. Wells, Ph.D.
Chief Executive Officer

Date Signed:	8/5/05	Date Signed:	8/5/05

EXHIBIT A

CONSULTING SERVICES

Consulting services to be provided by Consultant to Sunesis shall include, but not limited to:

•                                          Review and support of research collaborations, in particular BIIB kinase collaborations.

•                                          Advise on portfolio management and specific program activities, and selection and prioritization of new targets for internal discovery efforts.

•                                          Assist with outreach efforts among scientific and oncology communities.

•                                          Participate in the review and discussion of strategic and corporate matters with Sunesis’ CEO.